Exhibit 19.1

Corvus Pharmaceuticals, Inc.

INSIDER TRADING compliance POLICY

(Effective as of December 4, 2024)

This Insider Trading Compliance Policy (this “Policy”) consists of seven sections:

•	Section I provides an overview;
•	Section II sets forth the policies of Corvus Pharmaceuticals, Inc. (the “Company”) prohibiting insider trading;
•	Section III explains insider trading;
•	Section IV consists of procedures that have been put in place by the Company to prevent insider trading;
•	Section V sets forth additional transactions that are prohibited by this Policy;
•	Section VI explains Rule 10b5-1 trading plans; and
•	Section VII refers to compliance certification.

I.OVERVIEW

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with the Company.  “Insider trading” occurs when any person purchases or sells a security (e.g., common stock) while in possession of “inside information” relating to the security.  As explained in Section III below, “inside information” is information that is both “material” and “non-public.”  Insider trading violates several laws, including civil and criminal laws.  The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines and criminal fines of up to $5 million for individuals and $25 million for entities.  Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause.

This Policy applies to all officers, directors, employees and certain consultants of the Company and extends to all activities within and outside an individual’s duties at the Company.  Individuals subject to this Policy are responsible for ensuring that their immediate family members (e.g., spouses, children, stepchildren, parents, grandparents, stepparents, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law) and members of their households also comply with this Policy.  This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.  Notwithstanding the foregoing, this insider trading policy, including without limitation, the pre-clearance policy, blackout periods and prohibited transactions, does not apply to venture capital entities or other institutional investors, and the related transaction in the Company’s equity securities by such entities, that may be affiliated with a director of the Company of for Company equity securities that a director may be deemed to have beneficial ownership of by virtue of such affiliation.

This Policy extends to all activities within and outside an individual’s Company duties.  Every officer, director and employee (and if designated by management, certain consultants) must review this Policy.

Questions regarding the Policy should be directed to the Company’s Chief Financial Officer (or, if the Chief Financial Officer is not available, the Chief Executive Officer) or such other person as the Company’s Board of Directors may designate from time to time (the “Compliance Officer”).

II.STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

Unless otherwise permitted by this Policy, no officer, director, employee or consultant, or any immediate family member or any member of the household of any such person, shall purchase, sell, gift or otherwise transfer any type of security of the Company while in possession of material, non-public information about the Company.  Further, unless otherwise permitted by this Policy, no officer, director, employee or consultant, or any immediate family member or any member of the household of any such person, shall purchase, sell, gift or otherwise transfer any type of security of any other company, while in possession of material nonpublic information about the other company obtained in the course of your employment by or service to the Company.

In addition, unless otherwise permitted by this Policy, no officer, director, employee or consultant identified on a list maintained by the Compliance Officer, or any immediate family member or any member of the household of any such person, shall purchase, sell, gift or otherwise transfer any security of the Company during the period beginning at market close on the last trading day of any fiscal quarter of the Company and ending at market close on the second full trading day after the public release of earnings data for such fiscal quarter whether or not the Company or any of its officers, directors, employees or certain consultants is in possession of material, non-public information.  Exceptions to the blackout period policy may be approved only by the Compliance Officer or, in the case of exceptions for directors or the Compliance Officer, the Chairperson of the Board of Directors or Chairperson of the Audit Committee of the Board of Directors.

In addition, from time to time, the Company, through the Board of Directors, the Company’s disclosure committee or the Compliance Officer, may recommend that some or all officers, directors, employees, certain consultants or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public.  Individuals affected by such an event-specific blackout will be notified by the Company that they are subject to the blackout.  Subject to the exceptions noted below, all those affected should not trade in our securities while the suspension is in effect, and in the event that a press release is issued by the Company in connection with the event that resulted in the event-specific blackout, such suspension shall continue for two full trading days after the public release.   In addition, those subject to the event-specific blackout should not disclose to others that we have suspended trading.  Events that may give rise to event-specific blackouts may include consideration of major strategic transactions (e.g., acquisitions, dispositions, collaborations), product developments, interim earnings or clinical releases, significant legal proceedings and other circumstances that potentially implicate material non-public information.

These prohibitions do not apply to:

•

purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company, or the surrender to or withholding by the Company of the Company’s securities (e.g., to cover withholding obligations upon the vesting or settlement of equity-based awards);

•

exercises of stock options or other equity awards or vesting of equity-based awards that do not involve a market sale of the Company’s securities (note that the “cashless exercise” of a Company stock option does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

•

bona fide gifts of the Company’s securities for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance; or

•

purchases or sales of the Company’s securities made pursuant to any pre-existing binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.  For more information about Rule 10b5-1 trading plans, see Section VI below.

For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading.

No officer, director, employee or consultant shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III.EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security by someone who is in possession of “material,” “non-public” information relating to the issuer of the security.

“Insider” refers to employees, officers, directors and certain consultants of the Company and anyone else within the Company who may have material, non-public information about the Company.

“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law.  “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security.  “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security.  These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

•	trading by insiders while in possession of material, non-public information;
•

trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s duty to keep it confidential or was misappropriated; and

•	communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.	What Facts are Material?

The materiality of a fact depends upon the circumstances.  A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security.  Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information about the results of clinical trials; communications sent to or received from the U.S. Food and Drug Administration; dividends; corporate earnings or earnings forecasts; mergers, acquisitions, tender offers or dispositions; major new products or product developments; important business developments such as major contract awards or cancellations; management or control changes; significant borrowing or financing developments including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; and significant litigation or regulatory actions.  Moreover, material information does not have to be related to a company’s business.  For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb:  When in doubt, do not trade.

B.	What is Non-public?

Information is “non-public” if it is not available to the general public.  In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s web site.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.  In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information.  Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

C.	Who is an Insider?

“Insiders” include officers, directors, employees and certain consultants of a company and anyone else within the Company who may have material, non-public information about a company.  Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities.  All officers, directors, employees and consultants of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities.  Officers, directors, employees and consultants may not trade in the Company’s securities while in possession of material, non-public information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

Individuals subject to this Policy are responsible for ensuring that their immediate family members and members of their households also comply with this Policy.  This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

D.	Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders.  Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider.  Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade.  In other words, a tippee’s liability for insider trading is no different from that of an insider.  Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

E.	Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers.  The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority.  Enforcement remedies available to the government or private plaintiffs (e.g., the Company’s stockholders) under the federal securities laws include:

•	SEC administrative sanctions;
•	securities industry self-regulatory organization sanctions;
•	civil injunctions;
•	damage awards to private plaintiffs;

•	disgorgement of all profits;
•	civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•

civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,425,000 or three times the amount of profit gained or loss avoided by the violator;

•	criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
•	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal.  Insider trading violations are not limited to violations of the federal securities laws.  Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (“RICO”), also may be violated in connection with insider trading.

F.	Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution.  The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance.  Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information.  The SEC aggressively investigates and prosecutes even small insider trading violations.

G.	Examples of Insider Trading

Examples of insider trading cases include actions brought against corporate officers, directors, employees and consultants who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors, employees and consultants who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations.  These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically.  Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock.  The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits.  The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail.  Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition.  This tip causes the friend to purchase X Corporation’s stock in advance of the announcement.  The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits.  The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H.	Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the 1934 Act requires companies subject to the 1934 Act (such as the Company) to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls.  The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC.  These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV.STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.  Each of the officers and directors and certain of the employees and consultants are required to follow these procedures.

A.	Blackout Periods

No officer, director, employee or consultant identified on a list maintained by the Compliance Officer, or any immediate family member or any member of the household of any such person, shall purchase, sell, gift or otherwise transfer any security of the Company during the period beginning at market close on the last trading day of any fiscal quarter of the Company and ending at market close on the second full trading day after the public release of earnings data for such fiscal quarter of the Company or during any other trading suspension period declared by the Company, except for:

•	purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
•

exercises of stock options or other equity awards or vesting of equity-based awards that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

•

bona fide gifts of the Company’s securities for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance; and

•

purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1, (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.

Exceptions to the blackout period policy may be approved only by the Compliance Officer or, in the case of exceptions for directors or the Compliance Officer, the Chairperson of the Board of Directors or Chairperson of the Audit Committee of the Board of Directors.

From time to time, the Company, through the Board of Directors, the Company’s disclosure committee or the Compliance Officer, may recommend that some or all officers, directors, employees, certain consultants or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public.  Individuals affected by such an event-specific blackout will be notified by the Company that they are subject to the blackout.  Subject to the exceptions noted above, all those affected should not trade in our securities while the suspension is in effect, and in the event that a press release is issued by the Company in connection with the event that resulted in the event-specific blackout, such suspension shall continue for two full trading days after the public release.   In addition, individuals affected by such an event-specific blackout should not disclose to others that the Company has suspended trading.  For purposes of clarity, the Company shall periodically review and update the list of persons subject to blackout periods.

B.	Pre-Clearance of All Trades by All Officers, Directors, Employees and Certain Consultants

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, the “net” or “cashless” exercise of stock options, the sale of Company stock issued upon exercise of stock options, and gifts of Company stock) by all officers, directors, employees and consultants identified on a list maintained by the Compliance Officer, other than exercises of stock options with cash or other equity awards or vesting of equity-based awards that do not involve a market sale of the Company’s securities, must be pre-cleared by the Compliance Officer.  As part of the pre-clearance process, the individual requesting pre-clearance must confirm that he or she is not in possession of material, non-public information.  Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.  For clarity, transactions in the Company’s securities pursuant to a Rule 10b5-1 plan which was approved by the Compliance Officer in advance of entering into the plan are considered pre-cleared.  For purposes of clarity, the Company shall periodically review and update the list of persons subject to preclearance requirements.

C.	Post-Termination Transactions

The insider trading laws continue to apply to transactions in the Company’s securities even after termination of service to the Company.  If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

D.	Information Relating to the Company

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors, employees and consultants of the Company on a need-to-know basis.  In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than need-to-know basis.

In communicating material, non-public information to employees of the Company, all officers, directors, employees and consultants must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

E.	Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All officers, directors, employees and consultants should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

•	maintaining the confidentiality of Company-related transactions;
•

conducting their business and social activities so as not to risk inadvertent disclosure of confidential information.  Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

•

restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

•	promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•	disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
•	restricting access to areas likely to contain confidential documents or material, non-public information;
•	safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and
•	avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V.ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions.  Therefore, officers, directors, employees and the specified consultants shall comply with the following policies with respect to certain transactions in the Company securities:

A.	Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects.  In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.  For these reasons, short sales of the Company’s securities are prohibited by this Policy.  In addition, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

B.	Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director, employee or consultant is trading based on inside information.  Transactions in options also may focus an officer’s, director’s, employee’s or consultant’s attention on short-term performance at the expense of the Company’s long-term objectives.  Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C.	Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.  These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership.  When that occurs, the insider may no longer have the same objectives as the Company’s other stockholders.  Therefore, hedging transactions involving the Company’s equity securities, including but not limited to zero-cost collars and forward sale contracts, are prohibited by this Policy.

D.	Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans).  Margin purchases of the Company’s securities are prohibited by this Policy.  Pledging the Company’s securities as collateral to secure loans is prohibited.  This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

VI.RULE 10b5-1 TRADING PLANS

A.Rule 10b5-1 Trading Plans

1.Overview

Rule 10b5-1 will protect directors, officers, employees and consultants from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this Policy.  Each such Trading Plan, and any modification or revocation thereof, must be submitted to and pre-approved by the Compliance Officer, who may impose such conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. The Compliance Officer may prescribe certain forms of Trading Plans to which employees’ Trading Plans must conform. The Compliance Officer may also require that Trading Plans be arranged with a specified broker.  However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Compliance Officer.

Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and blackout periods, even when there is undisclosed material information.  A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock.  Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit.  It does not prevent someone from bringing a lawsuit.

A director, officer, employee or consultant may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading blackout period.  Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company.  Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities.  Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Policy and result in a loss of the exemption set forth herein.

Officers, directors, employees and consultants may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options.  Trades pursuant to a Trading Plan generally may occur at any time, subject to the cooling-off periods required under Rule 10b5-1.  Please review the following description of how a Trading Plan works.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:

•

First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).

•	Second, the Trading Plan must either:
•	specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
•	include a written formula or computer algorithm for determining the amount, price and date of the transactions; or
•	prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question.
•	Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction.

2.Revocation of and Amendments to Trading Plans

Revocation of Trading Plans should occur only in unusual circumstances.  Effectiveness of any revocation, modification or amendment of a Trading Plan will be subject to the prior review and approval of the Compliance Officer.  Revocation is effected upon written notice to the broker.

A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly blackout or other blackout period and at a time when the Trading Plan participant does not possess material, non-public information.  Plan amendments generally may result in a new cooling-off period under Rule 10b5-1.

A Trading Plan shall include provision for suspension or revocation in certain circumstances, such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or be expected to have an adverse effect on the Company.  The Compliance Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of suspension or revocation.

3.Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Compliance Officer.

The Compliance Officer must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders.  The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved by the Compliance Officer.

4.Reporting (if Required)

If required, an SEC Form 144 will be completed and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings.  A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan adopted under 10b5-1.”  For Section 16 reporting persons, Forms 4 are required to be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date.  A similar footnote should be placed at the bottom of the Form 4 as outlined above.  In addition, the Company is required to report the adoption, modification or termination by directors or officers of written trading arrangements under Rule 10b5-1 or otherwise in its Annual Report on Form 10-K and Quarterly Reports on 10-Q filed with the SEC.

5.Options

Exercises of options for cash may be executed at any time.  “Cashless exercise” option exercises are subject to trading windows.  However, the Company will permit same day sales under Trading Plans.  If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank.  Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form.  The insider should not be involved with this part of the exercise.

6.Trades Outside of a Trading Plan

During an open trading window, trading in the Company securities outside of a Trading Plan is allowed as long as the trading instructions in the approved Trading Plan continue to be followed.

7.Prohibited Transactions

The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

VII.COMPLIANCE CERTIFICATION

All insiders may be asked periodically to certify their compliance with the terms and provisions of this Policy.

* * * * *

CERTIFICATION OF COMPLIANCE

RETURN BY [                    ] [insert return deadline]

TO:	[ ], Compliance Officer

CC:

FROM:

RE:	INSIDER TRADING COMPLIANCE POLICY OF Corvus Pharmaceuticals, Inc.

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and undertake, in connection with my employment with (or, if I am not an employee, affiliation with) Corvus Pharmaceuticals, Inc., to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[__], I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

SIGNATURE	DATE

NAME

TITLE